Exhibit 99.1

Rule 438 Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a prospective director of China Networks International Holdings Ltd. (the “Company”) in the registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission on or about January 23, 2009.

/s/ Kerry Propper
Name: Kerry Propper
Date: January 22, 2009